Consent of Independent Auditors




We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated February 8, 2001 with respect to the consolidated financial statements of IDS Life Insurance Company and to the use of our report dated March 23, 2001 with respect to the financial statements of IDS Life Variable Account 10 (comprised of subaccounts HS, HC, HM, HV, HY, HI, HD, HG, HA, HW, HP, HT, HK and HN), included in Post-Effective Amendment No. 6 to the Registration Statement (Form N-4, No. 33-62407) and related Prospectus for the registration of the Flexible Portfolio Annuity Contracts to be offered by IDS Life Insurance Company.






/s/Ernst & Young LLP
   Ernst & Young LLP
Minneapolis, Minnesota
April 23, 2001